Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

EVRAZ GROUP S.A.,

TITAN ACQUISITION SUB, INC.

and

CLAYMONT STEEL HOLDINGS, INC.

Dated as of December 9, 2007

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 4.09(o)
Acquisition Proposal	Section 6.02(f)
Affiliate	Section 9.10(a)
Agreement	Preamble
Associate	Section 9.10(a)
AJCA	Section 4.09(o)
beneficial ownership	Section 9.10(b)
Business Day	Section 9.10(c)
Certificates	Section 3.02(b)
Certificate of Merger	Section 2.02
Change of Recommendation	Section 6.02(c)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 2.10
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 1.02(a)
Company Financial Advisor	Section 1.02(a)
Company Intellectual Property Rights	Section 4.14(a)
Company SEC Reports	Section 4.05(a)
Company Securities	Section 4.02(a)
Confidentiality Agreement	Section 1.02(a)
Consent Solicitation	Section 6.11(a)
Continuing Directors	Section 1.04(b)
Corporation Law	Recitals
Debt Defeasance	Section 6.11(b)
Debt Offer	Section 6.11(a)
Debt Transaction	Section 6.11(a)
Debt Transaction Documents	Section 6.11(a)
Disclosure Letter	Article IV
Dissenting Shares	Section 3.01
Effective Time	Section 2.02
Environment	Section 4.13(h)
Environmental Disclosure Requirement	Section 4.13(h)
Environmental Law	Section 4.13(h)
Environmental Permits	Section 4.13(b)
Equity Award	Section 3.04(b)
Equity Plan	Section 3.04(b)
ERISA	Section 4.09(a)
Exchange Act	Section 1.01(a)(i)
Existing Company SEC Reports	Article IV
Expenses	Section 8.03(b)

Expiration Date	Exhibit A
GAAP	Section 4.05(b)
Governmental Entity	Section 4.04
Hazardous Substance	Section 4.13(h)
HSR Act	Section 4.04
Indemnified Parties	Section 6.05(b)
Indenture Amendments	Section 6.11(a)
Independent Directors	Section 1.04(c)
Intellectual Property Rights	Section 4.14(b)
knowledge	Section 9.10(d)
Material Adverse Effect	Section 9.10(e)
Material Contract	Section 4.16(a)
Merger	Recitals
Merger Consideration	Section 2.06
Minimum Tender Condition	Exhibit A
NASDAQ	Section 1.01(a)
Nonqualified Deferred Compensation Plans	Section 4.09(o)
Notice of Superior Proposal	Section 8.01(e)
Offer	Recitals
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Recitals
OpCo	Section 4.05(a)
Option Consideration	Section 3.04(a)
Option Plans	Section 3.04(a)
Options	Section 3.04(a)
Outside Date	Section 8.01(c)
Parent	Preamble
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Permits	Section 4.12
Person	Section 9.10(f)
Plan	Section 4.09(a)
Preferred Stock	Section 4.02(a)
Preliminary Proxy Statement	Section 6.08
Proceeding	Section 4.10
Proxy Statement	Section 4.07(b)
Purchaser	Preamble
Related Party Transaction	Section 4.18
Release	Section 4.13(h)
Remedial Measures	Section 4.13(h)
Required Funds	Section 5.05
Requisite Consent	Section 6.11(d)
Restricted Shares	Section 4.02(a)
Sarbanes-Oxley Act	Section 4.05(a)
Schedule TO	Section 1.01(b)

v

Schedule 14D-9	Section 1.02(b)
SEC	Section 1.01(a)
Securities Act	Section 1.05(c)
Senior Notes	Section 6.11(a)
Shares	Recitals
Special Meeting	Section 2.08
Stockholder Approval	Section 4.03
Stockholder Support Agreement	Recitals
Subsequent Transaction	Section 8.03(d)
Subsidiary	Section 9.10(g)
Subsidiary Securities	Section 4.02(b)
Superior Proposal	Section 6.02(f)
Surviving Corporation	Section 2.01
Takeover Laws	Section 1.02(a)
Tax	Section 4.11(o)
Termination Fee	Section 8.03(b)
Top-Up Option	Section 1.05(a)
Top-Up Shares	Section 1.05(a)
WARN Act	Section 4.09(s)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 9, 2007, among Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg (“Parent”), Titan Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Claymont Steel Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price of $23.50 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, Purchaser shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (as defined below) (other than Shares owned directly or indirectly by Parent, Purchaser or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “Corporation Law”), and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Parent to enter into this Agreement and incur the obligations set forth herein, Parent is entering into a stockholder support agreement, dated as of the date hereof, with H.I.G. Capital LLC, Inc. pursuant to which H.I.G. Capital LLC, Inc. has agreed, among other things, to tender all Shares owned beneficially by it in the Offer (the “Stockholder Support Agreement”);

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent (in its capacity as the sole stockholder of Purchaser) has adopted the agreement of merger set forth in this Agreement in each case, in accordance with the Corporation Law; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

SECTION 1.01. The Offer. (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in paragraphs (2) and (3) of Exhibit A hereto shall have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than ten Business Days following the date of this Agreement commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”))) the Offer to purchase all outstanding Shares, at the Offer Price. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be the twentieth Business Day (as defined in Section 9.10(c)) following (and including the day of) the commencement of the Offer. Purchaser expressly reserves the right (but is not obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A, (E) modify the conditions set forth on Exhibit A in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 1.01(a)(ii) or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii) Subject to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, accept and promptly pay for all Shares as they are validly tendered during any subsequent offer period. Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the NASDAQ Stock Market, LLC (“NASDAQ”) applicable to the Offer or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided, that Purchaser shall not extend the Offer pursuant to clause (A) of this subsection beyond the Outside Date without the consent of the Company. Subject to the terms and conditions of this Agreement, (1) if, as of any

Expiration Date (as defined in Exhibit A), the Offer Conditions set forth in Paragraph 1(b) of Exhibit A are not satisfied or waived by Purchaser, then upon written request by the Company delivered on or prior to such Expiration Date, Purchaser shall extend the Offer for a period of not more than ten Business Days in order to permit the satisfaction of the Offer Conditions; (2) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or waived by Purchaser, but the Minimum Tender Condition is not satisfied, Purchaser shall, upon the written request of the Company, extend the Offer for a period of ten Business Days, in order to permit the satisfaction of the Offer Conditions; provided, that if at the end of such ten Business Day period, all of the Offer Conditions (other than the Minimum Tender Condition) are satisfied, but the Minimum Tender Condition is not satisfied, Purchaser shall not be required to make any further extension pursuant to this clause (2); (3) if, as of any Expiration Date, the Offer Condition set forth in paragraph 2(b) of Exhibit A has not been satisfied or waived by Purchaser and the breach or failure to perform or comply that has caused such non-satisfaction is unintentional and capable of being cured within ten Business Days of receipt by the Company of notice of such breach, then Purchaser shall extend the Offer until the expiration of such cure period; and (4) if, within four Business Days prior to any Expiration Date the Company receives an Acquisition Proposal (or a revision to a previously received Acquisition Proposal) that is still pending as of such Expiration Date, then upon written request of the Company, Purchaser shall extend the Offer if necessary so that the Expiration Date does not occur until the later of (x) the date that is five Business Days following the date of the Company’s initial receipt of such Acquisition Proposal (or such revision to a previously received Acquisition Proposal) and (y) the last Business Day of any required notice period pursuant to Section 6.02(d), or such earlier date as specified by the Company in its request. Subject to the proviso in clause (2) above, the foregoing rights of the Company to cause an extension of the Offer are cumulative so that if at any time, any of the foregoing is applicable, the Offer shall be so extended further. For the avoidance of doubt, the parties hereto agree that shares of restricted stock may be tendered in the Offer and be acquired by Parent or Purchaser pursuant to the Offer. The Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. Notwithstanding the foregoing Purchaser shall not be required to extend the Offer beyond the Outside Date.

(b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, Parent, Purchaser, the Company or any of their respective Affiliates, directors or officers is discovered by the Company or Parent, which information should be set forth in an amendment or supplement to the Offer Documents so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable law or any applicable rule or regulation of NASDAQ.

(c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and Purchaser shall maintain such funds exclusively for such purpose.

SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the making of the Offer by Parent or Purchaser pursuant to this Agreement and the transactions contemplated hereby and by the Stockholder Support Agreement have been consented to by the Company Board in accordance with the terms and provisions of the Confidentiality Agreement, dated November 26, 2007, between Parent and the Company (as amended on November 28, 2007, the “Confidentiality Agreement”), (ii) the Company Board (at a meeting or meetings duly called and held) has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company, (B) approved this Agreement and the transactions contemplated hereby, and (C) approved and declared advisable the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and directed that such agreement of merger be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09) and resolved to recommend acceptance of the Offer and adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), (D) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Purchaser and to the Merger, this Agreement, the Stockholder Support Agreement and the acquisition of Shares pursuant to the Offer and (E) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement and (iii) Jefferies & Company, Inc. (the “Company Financial Advisor”), the Company’s financial advisor, has delivered its opinion to the Company Board to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid in the Offer and the Merger to the Company’s stockholders is fair, from a financial point of view, to such stockholders. As soon as practicable after the date hereof, an executed copy of the written opinion of the Company Financial Advisor will be delivered to Parent.

(b) On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 6.02(d), the recommendations of the Company Board described in Section 1.02(a) and, subject to Section 6.02(d), the Company hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, Parent, Purchaser, the Company or any of their respective Affiliates, directors or officers is discovered by the Company or Parent, which information should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable law or any applicable rule or regulation of NASDAQ.

SECTION 1.03. Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly (but in any event within five Business Days after the date hereof) furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, Purchaser shall hold all information and documents provided to it under this Section 1.03 in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated Parent and Purchaser shall deliver to the Company all such information and documents (and all copies thereof).

SECTION 1.04. Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.04) and the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company will also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage as is on the entire Company Board to constitute (i) each committee of the Company Board, and (ii) each board of directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by such Section and Rule.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 1.04(a) and prior to the Effective Time, and so long as there shall be at least one Continuing Director, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or any exercise of the Company’s rights or remedies under this Agreement will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the “Continuing Directors”).

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.04(a), until the Effective Time, Parent shall use its reasonable best efforts to cause the Company Board to have at least such number of directors as may be required by the NASDAQ rules or the federal securities laws to serve on the Company’s audit committee who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided, however, that Parent shall have no obligation to nominate or elect any Independent Directors.

SECTION 1.05. Top-Up Option. (a) The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Parent or Purchaser at the time of such exercise, shall constitute one share more than 90% of the total Shares then outstanding (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that (i) the Top-Up Option shall be exercisable only once, at such time as Parent and Purchaser, directly or indirectly, own at least 80% of the total number of Shares then outstanding and on or prior to the 10th Business Day after the Expiration Date or the expiration date of any subsequent offering period; (ii) in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized and unissued shares of Common Stock (including, for purposes of this Section 1.05, as authorized and unissued shares of Common Stock any Shares held in the treasury of the Company); (iii) Purchaser shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser intends to (and Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09; and (iv) the Top-Up Option may not be exercised if any provision of applicable law (which, for the avoidance of doubt, does not include the rules and regulations of NASDAQ which shall not apply) or any judgment, injunction, order or decree shall prohibit, or require any action or consent, approval, authorization or permit of any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit has not theretofore been obtained or made, as applicable.

(b) Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(c) Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Purchaser shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “EOSM Investments, Inc.” and shall continue its existence under the laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Purchaser shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Purchaser, with Purchaser continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement by reason of such election.

SECTION 2.02. Consummation of the Merger. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, as soon as practicable, but in no event later than the second Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Corporation Law (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the Corporation Law in connection with the Merger.

SECTION 2.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is EOSM Investments, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law. The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, permanent disability, resignation or removal.

SECTION 2.06. Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent or the Company, or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined in Section 3.01)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10) equal to the Offer Price, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 2.07. Conversion of Common Stock of Purchaser. Each share of common stock, $0.001 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 2.08. Stockholders’ Meeting. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, and subject to applicable law, the Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the Corporation Law) set forth in this Agreement and include in the Proxy Statement (as defined in Section 4.07(b)) the Company Board Recommendation; provided, that nothing herein shall be deemed to limit Section 6.02(d). Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise by Parent or Purchaser or any of their Subsidiaries will be voted in favor of the Merger.

SECTION 2.09. Merger Without Meeting of Stockholders. If, following the consummation of the Offer (including any subsequent offering period) or the exercise of the Top-Up Option, Parent, Purchaser, or any direct or indirect Subsidiary of Parent, shall hold at least 90% of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall (subject to Section 7.01(b)) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the Corporation Law.

SECTION 2.10. Withholding Taxes. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, Restricted Shares or Equity Awards pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be paid to the appropriate governmental entity in accordance with applicable law and treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares, Options, Restricted Shares or Equity Awards in respect of which such deduction and withholding was made.

ARTICLE III

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 3.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, waived, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

SECTION 3.02. Payment for Shares. (a) From time to time after the Effective Time, Parent will cause Purchaser to make available to a bank or trust company located in the United States designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 2.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such funds being hereinafter referred to as the “Payment Fund”). Purchaser shall provide irrevocable instructions to the Paying Agent to, make the payments provided for in the preceding sentence, on a timely basis, out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) Promptly after the Effective Time and in any event within ten days after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent or Purchaser or any of their respective Subsidiaries, or held in the treasury of the Company, and other than Dissenting Shares), a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined in Section 9.10(f)) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 3.01 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), but only as general creditors thereof, for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration.

SECTION 3.03. Closing of the Company’s Transfer Books. No transfer of Shares shall be made in the stock transfer books of the Company after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

SECTION 3.04. Options and Other Equity Awards. (a) Each option or right to acquire Shares (the “Options”) granted under any stock option or similar plan of the Company or under any agreement to which the Company or any of its Subsidiaries is a party (the “Option Plans”) which is outstanding at the Effective Time, whether or not vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the exercise or purchase price of such Option. At the Effective Time, each holder of an Option shall be entitled to receive, not later than five Business Days after the Effective Time, in full satisfaction of such Option, an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Option and (b) the number of Shares subject to such Option (such amount being hereinafter referred to as the “Option Consideration”), and each Option shall be canceled at the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Option. Prior to the Effective Time, the Company Board shall exercise its authority under each Option Plan to determine that each Option shall be converted, at the Effective Time, in the manner described in this Section 3.04(a). The Option Plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. All administrative and other rights and authorities granted under any Option Plan to the Company, the Company Board or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

(b) Other Equity Based Awards. Each incentive award or other right relating to, or the value of which is based on the value of, Shares (an “Equity Award”) that was granted under any employee incentive or similar plan of the Company or under any agreement to which the Company or any of its Subsidiaries is a party (an “Equity Plan”) and that is outstanding at the Effective Time, whether or not vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, determined pursuant to the terms thereof based on the value of a Share being equal to the Merger Consideration. Each holder of an Equity Award shall be entitled to receive, not later than five Business Day after the Effective Time, in full satisfaction of such Equity Award, an amount in cash without interest determined pursuant to the terms thereof based on the value of a Share being equal to the Merger Consideration and each Equity Award shall be cancelled at the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Equity Award. Prior to the Effective Time, the Company Board shall exercise its authority under each Equity Plan to determine that each Equity Award shall be converted, at the Effective Time, in the manner described in this Section 3.04(b). The Equity Plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. All administrative and other rights and authorities granted under any Equity Plan to the Company, the Company Board of Directors or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

With respect to any Section of this Article IV, except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case after December 31, 2006 and prior to the date of this Agreement (the “Existing Company SEC Reports”) (excluding, in each case, any disclosure set forth in any “risk factor” section (other than factual information contained therein) and in any section relating to forward-looking statements), but only to the extent applicability of such disclosure to such section is reasonably apparent on its face, or (ii) set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement (the “Disclosure Letter”) that specifically relates to such Section or another section of the Disclosure Letter to the extent that the applicability of such disclosure is reasonably apparent on its face, the Company represents and warrants to Parent and Purchaser as follows:

SECTION 4.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is a corporation and validly existing in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified or licensed to do business and in good standing or has comparable status as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.10(e)). The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company’s Subsidiaries and except for investments of any Plan of the Company.

SECTION 4.02. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 Shares, and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on December 7, 2007: 17,566,754 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding, no Shares were held in the Company’s treasury and 450,000 Shares were reserved and available for issuance under the Stock Option Plans. In addition, as of such date, there were (i) outstanding Options to purchase an aggregate of 211,348 Shares, (ii) outstanding an aggregate of 159,776 Shares, subject to vesting or other lapse restrictions pursuant to any Equity Plan (collectively the “Restricted Shares”), and (iii) no Shares underlying outstanding Equity Awards other than Restricted Shares. Since such date, the Company has not issued any Shares other than upon the exercise of Options outstanding on such date, has not issued any shares of Preferred Stock, has not granted any Options, Restricted Shares, other Equity Awards, warrants or rights or entered into any other agreements or commitments to issue any Shares or shares of Preferred Stock, and has not split, combined or reclassified any of its Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the close of business on December 7, 2007, of the name of each Option holder and holder of Restricted Shares or other

Equity Award, the number of outstanding Options and Restricted Shares or other Equity Award held by such holder, the grant date of each such Option, Restricted Share or other Equity Award, the number of Shares such holder is entitled to receive upon the exercise of each Option or upon the vesting of each Restricted Share or other Equity Award, the corresponding exercise price, the vesting schedule of each such Option and Restricted Share or other Equity Award and the plan pursuant to which each such Option and Restricted Share or other Equity Award was granted. Except for the Options and Equity Awards, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock, voting securities or other ownership interests of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock, voting securities or other ownership interests of any Subsidiary of the Company.

SECTION 4.03. Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (the “Stockholder Approval”) (unless the Merger is consummated pursuant to Section 253 of the Corporation Law). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby, other than the Stockholder Approval (unless the Merger is consummated pursuant to Section 253 of the Corporation Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution and valid delivery by each of Parent and Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

SECTION 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable state securities, “blue sky” laws or Takeover Laws (including, without limitation, with respect to the Schedule 14D-9), (iii) the filing and recordation of the Certificate of Merger as required by the Corporation Law and appropriate documents with the relevant authorities of the other states in which the Company and its Subsidiaries are qualified to do business, and (iv) the applicable requirements of NASDAQ, (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default, or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default, or give rise to any such right), under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. Reports; Financial Statements. (a) Since January 1, 2006, each of the Company and Claymont Steel, Inc. (“OpCo”) has filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company or OpCo has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any Company SEC Report. Except to the extent amended or superseded by a subsequent filing with the SEC that was filed prior to the date of this Agreement, as of their respective dates (and if so amended or superseded, then as of the date of such subsequent filing), none of the reports, schedules, forms, statements and other documents filed by the Company with the SEC since January 1, 2006 (the “Company SEC Reports”) and prior to the date hereof, whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company or OpCo under the Securities Act, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company and OpCo, as applicable, contained in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except (i) as may be indicated in the notes thereto, (ii) to the extent required by changes in GAAP, and (iii) in the case of unaudited financial statements, normal recurring year-end audit adjustments and as permitted by Form 10-Q promulgated by the SEC), and fairly present in all material respects the consolidated financial position of the Company or OpCo, as applicable, and their respective Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein. All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to evaluate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee since January 1, 2006, is set forth in Section 4.05(c) of the Disclosure Letter. As of the date hereof, to the Company’s knowledge, the Company’s Chief Executive Officer and Chief Financial Officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualifications, when due.

(d) Since January 1, 2006, (i) none of the Company, its Subsidiaries and, to the knowledge of the Company, any director, officer, auditor or accountant of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a balance sheet or in the notes thereto under GAAP, other than such liabilities (i) reflected or accrued or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof or reflected in the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2006, that have not had and would not, individually or in the aggregate with all other liabilities of the Company and its Subsidiaries, reasonably be expected to have, a Material Adverse Effect, or incurred in connection with the transactions contemplated or expressly permitted by this Agreement.

SECTION 4.06. Absence of Certain Changes. Since December 31, 2006, (a) there has not been any Material Adverse Effect or any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of the Company’s obligations under Section 6.01.

SECTION 4.07. Schedule 14D-9; Offer Documents and Proxy Statement. (a) None of the information supplied or to be supplied in writing by or on behalf of the

Company or any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time the Offer Documents are first mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is first mailed to the stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an Affiliate of Parent or Purchaser specifically for inclusion therein. The Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is first mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) In the event the Merger is not consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, the proxy statement on Schedule 14A, along with the letter to stockholders, notice of meeting and form of proxy, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser specifically for inclusion therein. The Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time it is first mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 4.08. Brokers. No Person (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent and Purchaser and whose fees and expenses shall be paid by the Company) is entitled to receive any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective stockholders, officers, directors or employees.

SECTION 4.09. Employee Benefit Matters. (a) Except as disclosed in Section 4.09(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any plan, program, arrangement, agreement or commitment which is an employment, consulting, severance, termination, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, or other equity based, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (individually, a “Plan,” or collectively, the “Plans”). Each such Plan is identified in Section 4.09(a) of the Disclosure Letter to the extent applicable, as one or more of the following: an “employee pension plan” (as defined in Section 3(2) of ERISA), an “employee welfare plan” (as defined in Section 3(1) of ERISA), a “defined benefit plan” (as defined in Section 414 of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code. Except as disclosed on Section 4.09(a), no Plan is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan within the past 36 months, nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any actual or contingent liability under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code or any similar provision of foreign law or regulation, whether in respect of any employee benefit plan maintained by the Company or any of its Subsidiaries or by any other employer or Person or otherwise.

(c) No event has occurred, and no circumstance exists, in connection with which the Company, any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, including without limitation Section 406, 409, 502(i) or 502(1) of ERISA, or Part 6 of Title I of ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any of its Subsidiaries has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

(d) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company and, to the extent required by generally accepted accounting principles, adequate reserves are reflected on the financial statements of the Company or liability thereof was incurred in the ordinary course of business consistent with past practice since December 31, 2006, (ii) each such Plan which is an

“employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable laws and regulations, including without limitation ERISA and the Code, in all material respects.

(e) No Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. On and after the effectiveness of the Pension Act, no Plan is, or is expected to be, in “at-risk” status, as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code.

(f) No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(g) No Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or threatened.

(h) The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

(i) Except as disclosed in Section 4.09(i) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will (i) entitle any Person to any benefit under any Plan or result in any payment or benefit becoming due or payable, (ii) increase the amount or value or any benefit or compensation otherwise payable or required to be provided under any Plan or (iii) accelerate the time of payment, vesting or funding of, or increase the amount, of any compensation or benefits due to any Person under any Plan.

(j) Except as disclosed in Section 4.09(j) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state law or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(k) The Company has made available to Parent and Purchaser, with respect to each Plan for which the following is relevant, a true and complete copy of:

(i) the annual report, if required under ERISA, with respect to such Plan for the last two years, together with a copy of the financial statements for each such Plan for the last two years if required by ERISA;

(ii) the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, all material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, the Plan, including a written description of any Plan not in writing;

(iii) any communication to or from any Governmental Entity with respect to any Plan, including a written description of any oral communication, received or made on or after January 1, 2000;

(iv) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), the trust or other funding agreement and the latest financial statements thereof;

(v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and

(vi) any and all amendments or modifications to any of the foregoing.

(l) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent and Purchaser.

(m) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(n) Neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan.

(o) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the

Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed final regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(p) Except as disclosed in Section 4.09(p) of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, including any works councils, and (ii) there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years. Except as disclosed in Section 4.09(p) of the Disclosure Letter, No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries that could reasonably be expected to result in any material liability.

(q) Neither the Company nor any of its Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment or termination of employees, former employees or prospective employees or other labor related matters, and there are no complaints, lawsuits, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the Personal rights of employees, former employees or prospective employees except for such violations which have not had and would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or any of its Subsidiaries.

(r) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(s) Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN

Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries. Except as disclosed in Section 4.09(s) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has laid off any employees in the 90 calendar days prior to the date hereof.

SECTION 4.10. Litigation. There is no claim, action, suit, proceeding, or, to the knowledge of the Company, governmental investigation (a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that (i) involves, in any individual case, a claim for monetary damages against the Company or any of its Subsidiaries in excess of $250,000, (ii) seeks material equitable, declaratory or injunctive relief or (iii) challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated by this Agreement. There is no Proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any continuing order, writ, injunction or decree except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

SECTION 4.11. Tax Matters. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and its Subsidiaries have timely filed (or have been properly included in) all returns and reports relating to Taxes (including income taxes, withholding taxes and estimated taxes) required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof, in all jurisdictions in which such returns are required to be filed. All such returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax laws, rules or regulations. The Company and its Subsidiaries have timely paid all Taxes attributable to each of the Company and its Subsidiaries that were due and payable. The Company has made available to Parent and Purchaser complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income and franchise Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years beginning after December 31, 2001.

(b) The Company and its Subsidiaries have made adequate provisions and accruals in accordance with United States generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the SEC Reports for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including the Company or its Subsidiaries have been fully paid and, there is no claim or assessment pending, or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has no knowledge of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. No issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against the Company or its Subsidiaries for any subsequent taxable period. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security, and employment tax withholding for all types of compensation).

(e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including withholding and backup withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f) The Company and its Subsidiaries have no liability for any of the present or future Taxes or portion thereof (including any obligation to contribute to the payment of any portion of a Tax, or for any amounts calculated with reference to any portion of a Tax) of any Person (other than the Company or the Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement, intercompany account system or otherwise.

(g) No claim has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries did not file Tax returns that the Company or such Subsidiaries (as applicable) may be subject to taxation by that jurisdiction.

(h) The Company and its Subsidiaries have no requests for rulings in respect of Taxes pending with any tax authority.

(i) The Company is not, and will not at the Effective Time (after giving effect to the completion of the Merger and the other transactions contemplated by this Agreement) be, United States Real Property Holding Corporations (“USRPHCs”) within the meaning of Section 897 of the Code.

(j) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(k) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign laws.

(l) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the preceding two years.

(n) The Company and the Subsidiaries do not, and did not, “participate” in a “listed transaction.” To the extent the Company or the Subsidiaries participate, or participated, in “reportable transactions” it complied with the applicable reporting requirements and attached to Section 4.11(m) of the Disclosure Letter copies of the IRS Forms 8886 (or similar form under state, local or foreign laws) that it filed (all those terms as defined in section 1.6011-4 of the Treasury Regulations, or under equivalent state, local or foreign Tax laws).

(o) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, Personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

SECTION 4.12. Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is or has been since December 31, 2006 in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for such conflicts, defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect, (ii) all applications, notices and other documents have been filed as necessary to effect the timely renewal or issuance of all necessary Permits, and (iii) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit. The Company and its Subsidiaries are in compliance with the terms of such Permits, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.13. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries are and at all times have been in compliance with all applicable Environmental Laws. There are no circumstances or conditions present at the operations of either the Company or any of its Subsidiaries that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in compliance with all applicable Environmental Laws.

(b) The Company and each of its Subsidiaries have obtained and currently maintain all Permits that are required with respect to the operation of business, properties and assets under all applicable Environmental Laws (“Environmental Permits”) and are and have been in compliance with such Environmental Permits. All such Environmental Permits have been validly issued and are in full force and effect. All applications, notices and other documents have been filed as necessary to effect the timely renewal, issuance or reissuance of all necessary Environmental Permits, and all such Environmental Permits are expected to be renewed, issued or reissued in the ordinary course on terms that enable the operations of the Company and its Subsidiaries to continue to be conducted in a manner substantially similar to the manner in which such operations are presently conducted.

(c) To the knowledge of the Company, there are no past or present conditions or circumstances at, arising out of or relating to the operations of the Company or any of its current or former Subsidiaries, including but not limited to any on-site or off-site Releases, which would reasonably be expected to require any Remedial Measures by the Company or any of its Subsidiaries or give rise to any liability to the Company or any of its Subsidiaries under any Environmental Laws.

(d) Neither the Company nor any of its Subsidiaries has received any notice, claim, request for information, complaint or administrative or judicial order and there is no action, suit, proceeding or investigation pending nor, to the Company’s knowledge, threatened, alleging or asserting liability or potential liability on the part of the Company or any of its Subsidiaries regarding (i) actual or alleged non-compliance under any Environmental Law or Environmental Permit, (ii) any Remedial Measures or any Release or threatened Release, (iii) any personal injury or property damage resulting from a Release or threatened Release, or (iv) any contractual obligation, including claims for indemnification, relating to any liability arising under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has entered into any contracts or other binding agreements pursuant to which the Company or any of its Subsidiaries has assumed any obligations or liabilities of any third parties with respect to any Remedial Measures or has agreed to indemnify, defend or hold harmless any third parties for any liabilities, costs or claims arising under or pursuant to any Environmental Law.

(f) The Company has given Parent and Purchaser access to all non-privileged material reports, studies, site assessments, audits and studies pertaining to Hazardous Substances, Releases, and compliance with or liability under Environmental Laws that were conducted by or for, or are in the possession of, the Company or its Subsidiaries relating to facilities or real property owned or operated (including leased) by the Company or any of its Subsidiaries.

(g) The Company is not required to make any filings or notifications pursuant to any Environmental Disclosure Requirements and no Remedial Measures, financial responsibility or other obligations under any Environmental Law are or are reasonably expected to be imposed or triggered either prior to or as a result of the consummation of the transactions contemplated by this Agreement.

(h) For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the Environment, worker health and safety, or protection of human health and safety as it relates to the Environment or natural resources, (B) Releases or threatened Releases, or (C) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance; (ii) “Hazardous Substance” means any substance, pollutant, contaminant, chemical or any other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated or gives rise to liability under any Environmental Law; (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind of any Hazardous Substance or noxious noise or odor at, in, on, into or onto the Environment; (iv) “Environment” means any workplace, ambient or indoor air, surface water, drinking water, groundwater, surface and subsurface strata, river sediment, plant or animal life, workplace, real property, physical structures, fixtures and improvements thereon; (v) “Remedial Measures” means any measures, steps and actions required or undertaken to (A) investigate, monitor, clean up, remove, treat, contain, prevent, control or otherwise address any Release or threatened Release, or (B) achieve or maintain compliance with any applicable Environmental Law or Environmental Permit; and (vi) “Environmental Disclosure Requirement” means any laws requiring notification, prior to or as a result of the sale or transfer of an interest in real property, to either the buyer of real property or to any regulatory agency, of the presence, use, disposal or Release of Hazardous Substances at the real property to be sold or transferred.

SECTION 4.14. Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed to use, all Intellectual Property Rights used in the conduct of their business as currently conducted or necessary to exploit the Company’s or its Subsidiaries’ projects in development that have been disclosed in the Company SEC Reports or otherwise publicly announced (collectively, the “Company Intellectual Property Rights”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the use of the Company Intellectual Property Rights by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any other Person and, if such Company Intellectual Property Right is licensed, such use is in accordance with the applicable license agreement, (ii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any of the Company Intellectual Property Rights, (iii) no Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the transfer of licensing thereof by the Company or any of its Subsidiaries to any Person, (iv) neither the Company nor any of its Subsidiaries has received any notice of any offer to license, claim, order or proceeding with respect to any of the Company Intellectual Property Rights and (v) none of the Company Intellectual Property Rights is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property Rights.

(b) For purposes of the foregoing, “Intellectual Property Rights” means all proprietary and other rights, including rights granted under license, in and to the following: (i) trademarks, service marks, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks; (ii) copyrights, copyright registrations and applications for registration of copyrights; (iii) patents, design patents and utility patents, all applications for grant of any such patents and all reissues, divisions, continuations-in-part and extensions thereof; (iv) computer software, including source code, object code, algorithms, databases, and all related documentation; (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how; marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and (vi) all rights and incidents of interest in and to all noncompetition or confidentiality agreements, in each case including any and all applications therefor or registrations, renewals, modifications and extensions thereof.

SECTION 4.15. Real Property. (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except for such failures to have good and marketable title or such mortgages, pledges, liens, encumbrances or security interests that (i) are reflected or reserved against in the balance sheet of the Company dated as of December 31, 2006 and included in the Company SEC Reports, or (ii) are liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s or such Subsidiary’s use and enjoyment of such real property or materially detract from or diminish the value thereof.

(b) Neither the Company nor any of its Subsidiaries is a lessor, sublessor, lessee or sublessee under any leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, or grants to any Person the right to use or occupy, now or in the future, any real property.

SECTION 4.16. Material Contracts. (a) Section 4.16(a) of the Disclosure Letter lists, as of the date hereof, and the Company has delivered to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;

(ii) contain covenants that limit the ability of the Company or any of its Subsidiaries (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product or contains any exclusivity or “most favored nation” or similar obligations or restrictions, or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any material penalty or other material liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) involve aggregate consideration in excess of $100,000 and contain provisions that give rise to (A) any restrictive covenants or right of first refusal or similar right, (B) any right to terminate or modify the terms of such contract, or (C) any right to declare an event of default, in each case as a direct or indirect result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby;

(iv) provide for or govern the formation, creation, operation, management or control of any partnership or joint venture;

(v) involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;

(vi) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $1,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(vii) were entered into after December 31, 2006, or have not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(viii) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $1,000,000 in any one year;

(ix) with respect to any acquisition, pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations that could result in payments in excess of $1,000,000, or (y) any “earn-out” or other contingent payment obligations that could result in payments in excess of $1,000,000;

(x) are with a Governmental Entity; or

(xi) involve any directors or executive officers of the Company (or to the knowledge of the Company, any of their Affiliates or Associates) that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days’ notice without liability, penalty or premium;

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract (i) is valid and binding on the Company and/or the applicable Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto, (ii) is in full force and effect, and (iii) the Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.17. Insurance. Section 4.17 of the Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all material insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default of its obligations thereunder, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.18. Related Party Transactions. Except for employment-related contracts filed or incorporated by reference as an exhibit to the Existing Company SEC Reports or the Plans, Section 4.18 of the Disclosure Letter sets forth a correct and complete list of the contracts and arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) current executive officer or director of either the Company or any of its Subsidiaries or any Person that has served as such an executive officer or director within the last two years or, to the knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Company’s knowledge, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its Subsidiaries) (a “Related Party Transaction“). The Company has provided to Parent copies of each contract and a description of any arrangement and other relevant documentation (including any amendments and modifications thereto) providing for each Related Party Transaction, and reasonably satisfactory evidence that each such contract, arrangement or other document has been terminated in full.

SECTION 4.19. State Takeover Statutes Inapplicable. Assuming that the representation of Parent and Purchaser in Section 5.08 is true, the Company Board has taken all action necessary so that Section 203 of the Corporation Law is inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby and by the Stockholder Support Agreement. To the knowledge of the Company, no other Takeover Law is applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby and by the Stockholder Support Agreement.

SECTION 4.20. Customers and Suppliers. There are no material pending disputes, claims or other actions or proceedings between the Company or any of its Subsidiaries, on the one hand, and any supplier or customer of the Company or such Subsidiaries, on the other hand.

SECTION 4.21. Required Vote of Company Stockholders. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, the only vote of the stockholders of the Company required to adopt the agreement of merger (as used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger. There is no provision in the Company’s certificate of incorporation, bylaws or any contract, agreement, arrangement or understanding to which the Company is a party which would impair the ability of the Purchaser to exercise full voting power with respect to any Shares purchased pursuant to the Offer.

ARTICLE V

REPRESENTATIONS AND

WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

SECTION 5.01. Organization and Qualification. Each of Parent and Purchaser is duly organized and validly existing entity in good standing (to the extent applicable) under the laws of its respective jurisdiction of organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

SECTION 5.02. Authority. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the Corporation Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization and execution and valid delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

SECTION 5.03. Offer Documents; Proxy Statement. (a) None of the Offer Documents will, at the time such documents are filed with the SEC, at the time such documents are mailed to the stockholders of the Company and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or an Affiliate of the Company specifically for inclusion therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) None of the information supplied in writing by Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the time of filing with the SEC, at the time of first mailing to the stockholders of the Company and at the time of filing of any amendment or supplement thereto with the SEC (and, in the case of the Proxy Statement, at the time of the Special Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, (ii) the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (including with respect to the Offer Documents), (iii) the filing and recordation of the Certificate of Merger as required by the Corporation Law, (iv) the applicable requirements of NASDAQ, and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default, or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right), under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

SECTION 5.05. Available Funds. Parent has access to and will have available to it, unrestricted, immediately available funds sufficient to timely consummate the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof (the “Required Funds”). In reliance upon and assuming the accuracy of the

Company’s representations and warranties in Section 4.02 hereof (except for de minimis deviations), the Required Funds are sufficient to acquire all of the Shares in the Offer and the Merger and refinance all outstanding indebtedness of the Company and its Subsidiaries to the extent required.

SECTION 5.06. Brokers. No Person (other than ABN AMRO Incorporated) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Parent, any of its Subsidiaries or any of their respective officers, directors or employees.

SECTION 5.07. Litigation. There are no Proceedings pending, or to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent that has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby. Neither Parent nor any Subsidiary of Parent is subject to any order, writ, judgment, injunction, decree or award that has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

SECTION 5.08. State Takeover Statutes. None of Parent, Purchaser or any of their respective “affiliates” or “associates” is, or has been within the last three years, a party to any agreement, arrangement or understanding relating to the acquisition of 15% or more of the Shares, other than (to the extent it can be deemed to relate to the acquisition of 15% or more of the Shares) that certain exclusivity agreement, dated November 30, 2007, between Parent and H.I.G. Capital LLC, Inc.

ARTICLE VI

COVENANTS

SECTION 6.01. Conduct of Business of the Company. Except as expressly provided in or contemplated by this Agreement, during the period from the date of this Agreement to the earlier of (i) the date on which a majority of the Company’s directors are designees of Parent or Purchaser and (ii) the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Options or vesting of Restricted Shares outstanding on the date hereof;

(b) other than transactions among the Company and its wholly owned Subsidiaries, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock);

(d) (i) make or offer to make any acquisition, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $1,000,000 or more, except for purchases or sales of inventory, raw materials or supplies in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (iii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any material rights under or terminate any Material Contract;

(e) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or capital leases other than (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice and (ii) indebtedness incurred under existing revolving credit facilities (provided, that the aggregate amount outstanding under any such facilities shall not exceed $60,000,000);

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any material respect any of the accounting methods, principles or practices used by it except as required by GAAP;

(i) make, rescind or change any material Tax election (other than in the ordinary course of business consistent with past practice), extend the statute of limitations (or file any extension request) with any Tax authority, file or amend any federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;

(j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar governing documents);

(k) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

(l) forgive any loans to any employees, officers or directors or any of their respective Affiliates or Associates;

(m) (i) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any employees, officers or directors, other than, in the case of an employee who is not an officer, in the ordinary course of business consistent with past practice, or (ii) grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(n) terminate any officer, except where (i) the termination is for cause, as such term is defined in each Plan pursuant to which such officer may be entitled to any payments or benefits upon or as a result of such termination, (ii) the officer does not become entitled to receive or receive any such payments or benefits, other than with respect to accrued base salary or vacation or pursuant to vested benefits under a qualified pension plan, and (iii) the Company notifies Parent within a reasonable period following such termination, such period not to exceed three Business Days;

(o) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(p) incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budgets for the fiscal years 2007 and 2008, which capital expenditure budgets have been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure relating to the fiscal year 2007 or 2008, in an amount not to exceed in each year, in the aggregate $1,000,000;

(q) enter into, amend, or extend any collective bargaining or other labor agreement;

(r) except as permitted by clause (m) above, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement except as required by law;

(s) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at December 31, 2006 or incurred in the ordinary course of business subsequent to that date;

(t) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting contemplated by Section 2.08; or

(u) agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.02. No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries not to and shall not permit its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants) and agents to, directly or indirectly, solicit, initiate, participate in any way in, or knowingly encourage any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to knowingly assist, any Person in respect of, or that could reasonably be expected to lead to, any Acquisition Proposal (as defined below). Notwithstanding the foregoing and subject to compliance with Section 6.02(c), upon the prior execution by such Person of a confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement, the Company may, at any time prior to the purchase of Shares pursuant to the Offer, furnish information (so long as all such information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time it is made available to such Person) to or enter into discussions or negotiations with any Person that has made an unsolicited bona fide Acquisition Proposal not resulting from a breach of this Section 6.02 received after the date hereof that the Company Board (after consultation with its outside financial advisor and outside counsel and after taking into account the legal, financial, financing, regulatory and other aspects of such Acquisition Proposal, to the extent known) determines is or is reasonably likely to lead to a Superior Proposal if, and only to the extent (i) that the Company has complied with its obligations under this Section 6.02, (ii) that, and for so long as, the Company Board, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law and (iii) the Company has promptly (and in any event within 24 hours) provided Parent written notice of its intent to take any such action (which notice shall include the identity of the Person making such Acquisition Proposal and the terms of such Acquisition Proposal). The Company will keep Parent and Purchaser reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within 24 hours) notify Parent and Purchaser orally and in writing of any modifications to the financial or other material terms of any such Acquisition Proposal.

(b) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, Purchaser or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal.

(c) Unless and until this Agreement has been terminated in accordance with Section 8.01 and except as expressly permitted by Section 6.02(d) or (e), neither the Company nor the Company Board shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as described in Section 1.02(a)(ii), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality (in the context of an Acquisition Proposal) or standstill agreement to which the Company is a party, or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (iv) otherwise enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement with a Person making an Acquisition Proposal pursuant to Section 6.02(a)) related to any Acquisition Proposal (any action described in clause (i), (ii) or (iii), a “Change of Recommendation”). Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any Change of Recommendation or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing the Takeover Laws and the Confidentiality Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

(d) Notwithstanding the provisions of Section 6.02(c), the Company Board may effect a Change of Recommendation if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law and, in the case where such determination is made in response to an Acquisition Proposal, the Company has provided Parent prior written notice of its intent to take such action not less than three Business Days prior to taking such action and has otherwise complied with the negotiation provisions contained in Section 8.01(e).

(e) Nothing contained in this Section 6.02 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that such action will be deemed to constitute a Change of Recommendation unless the disclosure (i) is of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (ii) rejects or recommends against the Acquisition Proposal and reaffirms the Company Board’s recommendation of the Offer or the Merger.

(f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made in writing by a Person or group (as defined in Section 13(d)(3) of the Exchange Act) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the reference therein to “15%” shall be replaced by “50%”) that is on terms that the Company Board has reasonably determined in good faith (after consultation with its outside financial advisor and outside counsel and after taking into account the legal, financial, financing, regulatory and other aspects of the proposal) would result in a transaction that is (x) more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger, and (y) is reasonably likely to be consummated on the terms proposed.

SECTION 6.03. Access to Information; Confidentiality. (a) Subject to restrictions under applicable law, from and after the date of this Agreement to the earlier of (i) the date on which a majority of the Company’s directors are designees of Parent or Purchaser and (ii) the Effective Time, the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and use reasonable best efforts to cause the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such inspections (during regular business hours upon reasonable notice) as they may reasonably request, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and Personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws; provided, that none of Purchaser, Parent nor any of their representatives shall be permitted to perform any invasive testing or environmental sampling.

(b) Information obtained by Parent or Purchaser and their respective officers, employees, auditors, accountants and other authorized representatives pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in this Section 6.03 shall require the Company to permit any inspection, or to disclose any information, that in the judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, or (ii) result in a violation of applicable law.

SECTION 6.04. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time in accordance with this Agreement or as required by applicable law). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act, and any submissions under any other applicable foreign antitrust or competition laws of jurisdictions other than the United States that are required to be made or which the Company and Parent mutually agree should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any consents, permits, authorizations, approvals or waivers required to be made or which the Company and Parent mutually agree should be made.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.

(c) Nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

SECTION 6.05. Indemnification and Insurance. (a) Parent and Purchaser agree that the Surviving Corporation’s Certificate of Incorporation and Bylaws, and the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, shall contain provisions no less favorable with respect to indemnification of the present or former directors, officers and employees of the Company or any of its Subsidiaries than are currently provided in the Company’s Certificate of Incorporation and Bylaws, and the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, as the case may be, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.

(b) Without limiting any additional rights that any Person may have under any agreement or Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the Company’s Certificate of Incorporation or Bylaws as of the date hereof. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the Proceeding from the Surviving Corporation to the fullest extent such Persons have the right to advancement of expenses from the Company as of the date of this Agreement, and the Surviving Corporation shall provide such advancement of expenses. The Surviving Corporation shall reasonably cooperate with the Indemnified Parties in the defense of any such matter.

(c) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors’ and officers’ liability insurance, or a six-year tail insurance policy, covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies and providing coverage at least as favorable, in the aggregate, as such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors’ and officers’ liability insurance policies to pay aggregate premium in excess of 150% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is as set forth in Schedule 6.05); and provided, further that, if equivalent coverage cannot be obtained, or can be obtained only by paying aggregate premium in excess of 150% of such annual amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying aggregate premium equal to 150% of such annual amount. Notwithstanding the foregoing and in lieu thereof, the Company may, at its election and subject to Parent’s reasonable consent, purchase a six-year tail insurance policy, covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies and providing coverage not more favorable, in the aggregate, than such existing policies, such tail insurance policy to become effective upon the Effective Time; provided, however, that the aggregate premium that the Company will be required to pay for such tail insurance policy shall not exceed 200% of the annual premium currently paid by the Company to maintain the existing policies.

(d) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 6.05 (whether or not parties to this Agreement). If the Surviving Corporation or any its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the Surviving Corporation to make proper provision so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations set forth in this Section 6.05.

SECTION 6.06. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(a) of the Disclosure Letter.

(b) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company at the Effective Time (i) the same level of annual base compensation as in effect immediately prior to the Effective Time and (ii) benefits provided under the Plans that in the aggregate are substantially no less favorable than the benefits maintained for and provided to such employees immediately prior to the Effective Time (excluding, for this purpose, benefits that are contingent on a change in control or that are based on the value of, or require the issuance of, securities). Bonuses or incentive compensation for 2007 shall be paid in accordance with the applicable terms of any Company bonus or incentive compensation plan in effect for 2007. Nothing in this Section 6.06(b) shall be deemed to constitute an amendment of any Plan or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any Plan, including any change required by law or deemed necessary or appropriate to comply with applicable law or regulation. Nothing in this Section 6.06(b) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any employee at any time.

(c) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any Plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase from the Company or any of its Subsidiaries of Company Securities or Subsidiary Securities.

(d) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(e) No later than two Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Purchaser with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Purchaser to make reasonable revisions thereto.

(f) This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06.

SECTION 6.07. Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Stockholder Support Agreement of, any Takeover Laws.

SECTION 6.08. Proxy Statement. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, and shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to the Special Meeting, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company.

SECTION 6.09. Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the Offer Conditions); provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

SECTION 6.10. Press Releases. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent

(which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 6.11. Treatment of Senior Notes. (a) Provided that the provisions of Sections 6.11(e) and 6.11(f) are satisfied, the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, use their reasonable best efforts to commence, simultaneously with the commencement of the Offer or at any time thereafter, or Parent or any of its Affiliates may at any time commence, an offer to purchase (the “Debt Offer”) all of the outstanding aggregate principal amount of the 8.875% Senior Notes due 2015 (the “Senior Notes”), and/or to solicit the consent (the “Consent Solicitation“, together with the Debt Offer, the “Debt Transaction“) of the holders of the Senior Notes to certain amendments to the indenture governing the Senior Notes (the “Indenture Amendments“), in each case, on terms and conditions in this Section 6.11 and otherwise specified by Parent; provided, that the Indenture Amendments shall be set forth in the offer to purchase, related letter of transmittal, consent solicitation and/or other related documents (collectively, the “Debt Transaction Documents“) necessary to consummate the Debt Transaction and the Company shall not be required to commence any Debt Transaction until Parent shall have provided the Company with the Debt Transaction Documents; provided, further, that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures in connection with the Debt Transaction or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Senior Notes or incur any additional obligations to the holders of the Senior Notes prior to the consummation of the Debt Transaction. Any mailings to holders of the Senior Notes shall be subject to the reasonable approval of the Company and Parent. The terms and conditions specified by Parent for the Debt Transaction shall be only such terms and such conditions as are customarily included in similar transaction involving debt securities similar to the Senior Notes and otherwise in compliance with applicable laws. If the Debt Transaction is commenced prior to the Effective Time, the closing of the Debt Transaction shall be expressly conditioned on the completion of the Merger, and the Debt Transaction shall in all cases be conducted in compliance with applicable laws, including SEC rules and regulations. None of the Senior Notes shall be required to be purchased prior to the Effective Time. The Company, Purchaser and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Transaction.

(b) Subject to Sections 6.11(e) and 6.11(f), if requested by Parent in writing, in lieu of (or in addition of) commencing a Debt Transaction for the Senior Notes, the Company shall, and shall cause its Subsidiaries to, to the extent permitted by the indenture governing the Senior Notes, take all actions reasonably requested by Parent that are reasonably necessary for the discharge or defeasance of the Senior Notes pursuant to the applicable provisions of the indenture governing the Senior Notes, and shall discharge or defease, as applicable, the Senior

Notes in accordance with the terms of the indenture governing the Senior Notes at the Effective Time (the “Debt Defeasance“); provided, that (i) in no event shall the Company be required to consummate the Debt Defeasance, provide any irrevocable notice of the Debt Defeasance or take any other irrevocable act regarding the Debt Defeasance prior to the Expiration Date, (ii) to the extent that the Debt Defeasance can be conditioned on the completion of the Merger, it will be so conditioned, (iii) prior to the Company being required to take any actions in connection with the Debt Defeasance that cannot be conditioned on the completion of the Merger, Parent shall set aside, or shall cause to be set aside, sufficient funds to deliver to the Company to effect such discharge or defeasance, and (iv) prior to the Company being required to take any actions in connection with the Debt Defeasance, Parent shall deliver to, or shall cause to be delivered to, the Company or a paying agent identified by the Company to Parent and reasonably acceptable to Parent sufficient funds to enable the Company to effect such discharge or defeasance. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Defeasance.

(c) Subject to Section 6.11(a), the Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Transaction (other than that the Merger shall have been consummated and that there shall be no law, injunction or other legal restraint prohibiting consummation of the Debt Transaction) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Transaction or make any changes to the Debt Transaction other than as agreed in writing between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to make any change to the terms and conditions of the Debt Transaction requested by Parent that decreases the price per Senior Note payable in the Debt Transaction or imposes conditions to the Debt Transaction are adverse to the holders of the Senior Notes, unless such change is previously approved by the Company in writing.

(d) The Company covenants and agrees that, if the Debt Transaction is or includes a Consent Solicitation, promptly following the Consent Solicitation expiration date, assuming the requisite consent of holders of the Senior Notes to authorize the Indenture Amendments (the “Requisite Consent“) is received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures to the indenture governing the Senior Notes, which supplemental indentures shall implement the Indenture Amendments and shall become operative only concurrently with or after the completion of the Merger, subject to the terms and conditions of this Agreement (including the conditions to the Debt Transaction). Concurrently with the completion of the Debt Transaction, Parent shall provide to the Company necessary funds and the Company will accept for payment and thereafter promptly make any payment required to be made to holders of the Senior Notes pursuant to the terms of the Debt Transaction Documents.

(e) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Transaction and the Debt Defeasance. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Debt Transaction Documents, the Debt Defeasance documents and any other necessary documentation. The Debt Transaction Documents (including all amendments or supplements thereto), the Debt Defeasance documents and all mailings to the holders of the Senior Notes in connection with the Debt Transaction or the Debt Defeasance shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Transaction, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Debt Transaction Documents, so that the Debt Transaction Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Senior Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.11(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Debt Transaction and such compliance will not be deemed a breach hereof.

(f) In connection with the Debt Transaction and the Debt Defeasance, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Transaction and the Debt Defeasance upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and its Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Transaction and the Debt Defeasance promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective officers and directors from and against any and all liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any such Person, or to which any such Person may become subject, that arises out of or in connection with the Debt Transaction or the Debt Defeasance, or any actions taken or not taken by the Company or at the direction of the Company pursuant to this Section 6.11 or at the request of Parent.

(g) Notwithstanding the foregoing provisions of this Section 6.11, in the event that Parent wishes to consummate the Debt Transaction or the Debt Defeasance prior to the Effective Time, and Parent delivers or causes to be delivered to the Company, or a paying agent identified by the Company and reasonably acceptable to Parent, sufficient funds to consummate such Debt Transaction or Debt Defeasance, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to commence and consummate such Debt Transaction or Debt Defeasance prior to the Effective Time and otherwise in accordance with the terms of this Section 6.11.

SECTION 6.12. Termination of Certain Other Indebtedness. On or after the Expiration Date, subject to Parent making available the necessary funds to do so, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable efforts to, (i) repay all outstanding amounts under and terminate the Amended and Restated Financing Agreement, dated February 15, 2007, between the Lenders party thereto, U.S. Bank National Association, as Agent, and OpCo, as Borrower, or any other credit facility or instrument of indebtedness that by its terms is prepayable or repayable at such time, and all related contracts to which the Company or any of its Subsidiaries is a party, and (ii) to the extent the related facility is terminated pursuant to this Section 6.12, cause to be released any liens on its assets relating to those facilities or instruments of indebtedness.

SECTION 6.13. Consent to Funding. Notwithstanding anything to the contrary in this Agreement, the terms and conditions of any funding provided by Parent or any of its Affiliates to either the Company or any of its Subsidiaries pursuant to Section 6.11 or Section 6.12 shall be (i) if provided prior to the Expiration Date, subject to the consent of the Company Board, and (ii) if provided after the Expiration Date but prior to the Effective Time, subject to the consent of the Continuing Directors, if any.

SECTION 6.14. Section 16. Prior to the Effective Time, Parent and the Company shall take all steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act in accordance with the interpretative guidance of the SEC.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

(a) unless the Merger is consummated pursuant to Section 253 of the Corporation Law as contemplated by Section 2.09, the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

(b) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal; and

(c) Purchaser shall have accepted for purchase the Shares tendered pursuant to the Offer.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company, if required) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action;

(c) by the Company if (i) Purchaser fails to commence the Offer as required pursuant to Section 1.01, (ii) Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to a material adverse effect on the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement and (B) cannot be or has not been cured within ten Business Days after Parent’s receipt of written notice from the Company of such breach, (iii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before the date that is 90 days from the date of the commencement of the Offer (the “Outside Date”) or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto or (iv) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to clause (ii) of this Section 8.01(c) if the Company is then in material breach of any of its covenants contained in this Agreement, or pursuant to clause (i) or (iii) of this Section 8.01(c) if the failure of Purchaser to commence the Offer or to accept for payment and pay for Shares pursuant to the Offer by the Outside Date or such expiration or termination of the Offer resulted from the Company’s failure to perform any of its obligations under this Agreement.

(d) by Parent if (i) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (2)(b) of Exhibit A and (B) cannot be cured or has not been cured within ten Business Days after the Company’s receipt of written notice from Parent of such breach, or (ii) Purchaser shall not have accepted for payment Shares pursuant to the Offer prior to the Outside Date or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto; provided, that Parent shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 8.01(d) if either Parent or Purchaser is then in material breach of any of its covenants contained in this Agreement, or pursuant to clause (ii) of this Section 8.01(d) if the failure of Purchaser to accept for payment and pay for Shares pursuant to the Offer by the Outside Date or such expiration or termination of the Offer resulted from Parent’s or Purchaser’s failure to perform any of its obligations under this Agreement;

(e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 6.02, (ii) (A) the Company has given Parent and Purchaser at least three Business Days advance written notice (a “Notice of Superior Proposal”) of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal (including the identity of the Person making the Superior Proposal and copies of all proposed forms of agreements and any amendments thereto) and (B) Parent and Purchaser do not, within three Business Days of receipt by Parent and Purchaser of the Notice of Superior Proposal, make an offer that the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be at least as favorable to the stockholders of the Company as such Superior Proposal; provided, that during such three Business Day period, the Company shall negotiate in good faith with Parent and Purchaser (to the extent that Parent and Purchaser wish to negotiate) to enable Parent and Purchaser to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Parent and Purchaser an additional written Notice of Superior Proposal, and the three Business Day period referenced above shall be extended for an additional two Business Days after Parent’s and Purchaser’s receipt of each such additional Notice of Superior Proposal, (iii) the Company Board, after taking into account any modifications to the terms of the Offer and the Merger proposed by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal, (iv) the Company Board (after consultation with its outside financial advisors and outside legal counsel) determines in good faith that failure to accept such Superior Proposal would be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law, and (v) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent the Expenses and the Termination Fee described in Section 8.03;

(f) by Parent, prior to the purchase of Shares pursuant to the Offer, (i) if the Company breaches Section 6.02 in any material respect or (ii) the Company Board effects or resolves to effect a Change of Recommendation.

SECTION 8.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX (which shall remain in effect), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement; provided, however, that Parent and Purchaser acknowledge that if the Company pays to Parent the Termination Fee pursuant to Section 8.03, then Parent and Purchaser shall not be entitled to seek any additional money damages in respect of the termination of this Agreement regardless of the circumstances giving rise to such termination.

SECTION 8.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(e), then the Company shall reimburse Parent for all of the out-of-pocket expenses of Parent and the Purchaser (including printing fees, filing fees and expenses of its legal, financial and other advisors) related to the Offer, the Merger and this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $2,150,000 (collectively, the “Expenses”) and pay Parent an additional termination fee equal to $12,400,000 (the “Termination Fee”), in each case, in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable, they shall be payable simultaneously with such termination.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(f), the Company shall pay Parent the Termination Fee and the Expenses in immediately available funds by wire transfer to an account designated by Parent on the Business Day following such termination.

(d) In the event that (i) (A) this Agreement is terminated pursuant to Section 8.01(c)(iii) or Section 8.01(d)(ii), and (B) prior to the event giving rise to such termination an Acquisition Proposal shall have been made or publicly announced, then the Company shall reimburse Parent for the Expenses, and (ii) within 12 months following the date of such termination, an Acquisition Proposal shall have been consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (any such event described in this clause (ii), a “Subsequent Transaction”), then the Company shall pay Parent the Termination Fee, in each case in immediately available funds by wire transfer to an account designated by Parent. If any amounts become payable pursuant to clause (i), then they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within one Business Day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (ii), they shall be payable simultaneously with the earlier of completion of such Acquisition Proposal and the Company’s entering into such a definitive agreement. For purposes of the definition of Subsequent Transaction and this Section 8.03, each reference to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 50%.

(e) For the avoidance of doubt, the Company shall not be required to pay the Termination Fee more than once.

(f) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Purchaser would have entered into this Agreement. Accordingly, in the event that the Company shall fail to reimburse the Expenses pay the

Termination Fee when due, and in order to obtain such payment, Parent commences a suit or other proceeding which results in a judgment or similar award against the Company for reimbursement of the Expenses or payment of the Termination Fee, then the Company shall reimburse Parent for its reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit or proceeding, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent.

SECTION 8.04. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Company Board and the Boards of Directors of Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 8.05. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Company Board and the Boards of Directors of Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall not survive beyond the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 9.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of their respective rights and obligations hereunder to any Affiliate, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

SECTION 9.03. Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future applicable law or rule in any jurisdiction, such illegality, invalidity or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and if the rights or obligations under this Agreement of the Company on the one hand, and Parent and Purchaser on the other hand, will not be materially and adversely affected thereby, (a) this Agreement will be reformed, construed and enforced in such jurisdiction as if such illegal, invalid or unenforceable provision or portion of any provision had never comprised a part hereof and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Purchaser:

Evraz Group S.A.

1, Allée Scheffer, L-2520, Luxembourg

Attention: Pavel Tatyanin

Facsimile: +7 (495) 933 58 75

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: William A. Groll, Esq.

        Neil Q. Whoriskey, Esq.

Facsimile: +1 (212) 225 3999

if to the Company:

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

Attention: Jeff Bradley

Facsimile: +1 (302) 791-6613

With a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre

Pittsburgh, PA 15219

Attention: Kimberly A. Taylor, Esq.

Facsimile: +1 (412) 560 7001

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 9.06. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed in that state, except insofar as provisions of the Corporation Law apply to the transactions contemplated by this Agreement.

SECTION 9.07. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (a) the provisions of Section 2.06 and Section 3.04, which shall be enforceable following the Effective Time by the holders of the Shares, Options, Restricted Shares or Equity Awards and (b) Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 9.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 9.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate“ and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “knowledge” shall mean the actual knowledge of the Chief Executive Officer or the Chief Financial Officer of the Company or Parent, as the case may be, after due inquiry.

(e) “Material Adverse Effect” shall mean any material and adverse effect on either (i) any of the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no event, condition, change, occurrence or development of a state of circumstances arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States; (B) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate; (C) changes in GAAP or interpretations thereof or accounting standards; (D) any failure by the Company to meet any internal or external projections, provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (E) a decline in the price of the Company’s common stock on NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (F) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; and (G) actions or inactions consented to in writing by Parent; provided, further, that, with respect to clauses (A) and (B), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating generally in the principal industries in which the Company and its Subsidiaries operate.

(f) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(g) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

SECTION 9.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

EVRAZ GROUP S.A.

By:	/s/ Pavel Tatyanin
Name:	Pavel Tatyanin
Title:	Authorised Signatory

TITAN ACQUISITION SUB, INC.

By:	/s/ Pavel Tatyanin
Name:	Pavel Tatyanin
Title:	Authorised Signatory

CLAYMONT STEEL HOLDINGS, INC.

By:	/s/ Jeff Bradley
Name:	Jeff Bradley
Title:	Chief Executive Officer

EXHIBIT A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, unless, immediately prior to the expiration of the offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date“) (a) there shall be validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent or Purchaser or any Affiliate of either of them, constitutes at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares which the Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not vested or then exercisable) (the “Minimum Tender Condition“), and (b) any waiting period under the HSR Act in respect of the Offer or the Merger shall have expired or been terminated or, where applicable, any required approval thereunder shall have been obtained.

2. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer if, at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

(a) there shall have been any statute, rule, regulation, legislation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that is applicable to Parent, Purchaser, the Company, the Offer or the Merger that (1) makes the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, (2) imposes material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (3) imposes any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries, or (4) otherwise prohibits the Offer or the Merger; or

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(b) (i) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or (ii) (A) the Company’s representations and warranties contained in Section 4.02(a) (Capitalization), except for de minimis deviations, and Section 4.06(a) (Absence of Certain Changes—No Material Adverse Effect) shall not be true and correct in all respects or (B) the Company’s representations and warranties set forth in the Merger Agreement other than those referred to in clause (ii)(A) above shall not be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein), except for such breaches of representations and warranties, that in the aggregate, have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

which, in the reasonable judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their Affiliates that is not otherwise prohibited by law (including Section 14(e) of the Exchange Act) or by this Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

3. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer and may terminate the Offer if, at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

(a) there shall have occurred any change, condition, event or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the reasonable judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their Affiliates that is not otherwise prohibited by law (including Section 14(e) of the Exchange Act) or by this Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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